Exhibit 99.1

Cherokee Inc.	ADDO Communications, Inc.
6835 Valjean Ave.	2120 Colorado Ave. Suite 160
Van Nuys, CA 91406	Santa Monica, CA 90405
(818) 908-9868	(310) 829-5400
Contact: Mark DiSiena, Chief Financial Officer	Contact: Andrew Greenebaum

FOR IMMEDIATE RELEASE

Cherokee Inc. Reports Fiscal 2012 First Quarter Financial Results

VAN NUYS, CA (June 9, 2011) — Cherokee Inc. (NASDAQ: CHKE), a global brand management company, today reported financial results for the first quarter ended April 30, 2011.  Net revenues were $6.9 million compared to $8.2 million for the prior year, SG&A expenses were $3.3 million, compared to $3.4 million for the prior year and net income was $3.3 million, or $0.38 per diluted share compared to $2.9 million, or $0.33 per diluted share for the prior year. During the quarter, due to a favorable ruling, the Company received a refund from the California Franchise Tax Board of $2,189,000.  This refund had a positive impact on net income through a reduction in the tax expense of approximately $1.2 million or $0.14 per diluted share during the quarter.

“Now more than ever, we are actively engaged in laying a strong foundation that will stabilze and ultimately grow our business with our exisiting and future partners.  We are confident in our strategic direction and based upon the positive reactions from our partners we believe in our ability to execute on these plans.” said Henry Stupp, Chief Executive Officer of Cherokee Inc.

At April 30, 2011, the Company had cash and cash equivalents of $11.3 million, up from $9.6 million at January 29, 2011; an increase of 17.7%.

Conference Call

The Company will host a conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT.  To participate in the call, please dial (877) 941-1427 (U.S.) or (480) 629-9664 (International) ten minutes prior to the start time and use conference ID: 4444711. The earnings call and accompanying slides will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.cherokeegroup.com. To listen to the live webcast, please visit the site prior to the start of the call in order to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available beginning June 9, 2011 at 4:30 p.m. PDT / 7:30 p.m. EDT, through June 23, 2011, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 4444711.

About Cherokee Inc.

Cherokee Inc., is a global marketer and manager of a portfolio of LIFESTYLE BRANDS it owns and represents in multiple consumer product categories and sectors around the world.  The Company has license agreements with premier retailers and manufacturers covering over 30 countries around the world including Target Stores (U.S.), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), RT-Mart (Peoples Republic of China), Pick ‘N Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain), Nishimatsuya (Japan), Magnit (Russia) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development or strategic initiatives) involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on two licensees for most of the Company’s revenues, the Company’s failure to implement or otherwise achieve the benefits of its strategic initiatives, the requirements under the Company’s term loan with U.S. Bank and the Company’s dependence on its key management personnel.   The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2011, and in its periodic reports on Forms 10-Q and 8-K (if any).   Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended
	April 30, 2011	May 1, 2010

Royalty revenues	$6,944,000	$8,238,000
Selling, general and administrative expenses	3,303,000	3,368,000

Operating income	3,641,000	4,870,000

Other income:
Interest expense	(66,000)	—
Investment and interest income	20,000	4,000

Total other income	(46,000)	4,000

Income before income taxes	3,595,000	4,874,000
Income tax provision (benefit)	343,000	1,962,000

Net income	$3,252,000	$2,912,000

Basic earnings per share	$0. 38	$0. 33

Diluted earnings per share	$0. 38	$0. 33

Weighted average shares outstanding
Basic	8,499,486	8,814,187

Diluted	8,521,362	8,842,710

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	April 30, 2011	January 29, 2011
Assets
Current assets:
Cash and cash equivalents	$11,340,000	$9,587,000
Receivables	6,567,000	6,644,000
Income taxes receivable	273,000	1,378,000
Prepaid expenses and other current assets	64,000	94,000
Deferred tax asset	918,000	1,240,000
Total current assets	19,162,000	18,943,000
Deferred tax asset	1,310,000	1,344,000
Property and equipment, net	237,000	173,000
Trademarks, net	6,483,000	6,709,000
Other assets	14,000	14,000
Total assets	$27,206,000	$27,183,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,363,000	$1,867,000
Accrued compensation payable	—	4,314,000
Income taxes payable	1,885,000	1,010,000
Accrued dividends	1,700,000	1,699,000
Deferred tax liability — current	65,000	—
Promissory note	—	7,260,000
Short term debt	3,333,000	—
Total current liabilities	8,347,000	16,150,000
Long term liabilities:
Deferred tax liability — non current	38,000	—
Long term debt	5,963,000	—
Total liabilities	14,348,000	16,150,000
Commitments and Contingencies (Note 6)
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,506,154 issued and outstanding at April 30, 2011 and 8,896,154 issued and 8,496,154 outstanding at January 29, 2011	170,000	177,000
Additional paid-in capital	18,750,000	18,517,000
Retained earnings (deficit)	(6,062,000)	(401,000)
Less: Treasury Stock, Common: 400,000 shares	—	(7,260,000)
Total stockholders’ equity	12,858,000	11,033,000
Total liabilities and stockholders’ equity	$27,206,000	$27,183,000